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                                  EXHIBIT 4(c)

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                         ENRON PREFERRED FUNDING, L.P.


     This Certificate of Limited Partnership of Enron Preferred Funding, L.P. (the "Partnership"), dated as of October 25, 1996, is being duly executed and filed by Enron Corp., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

     1. Name. The name of the limited partnership formed hereby is Enron Preferred Funding, L.P.

     2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     4. General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Enron Corp., 1400 Smith Street, Houston, Texas 77002.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                                            ENRON CORP.,
                                            as sole general partner


                                            By: /s/ Edmund P. Segner, III
                                               --------------------------------
                                            Name: Edmund P. Segner, III
                                            Title: Executive Vice President and
                                                         Chief of Staff